Exhibit 99.1

DELPHAX TECHNOLOGIES INC.
REPORTS FISCAL 2004 YEAR END RESULTS

MINNEAPOLIS, December 16, 2004 — Delphax Technologies Inc. (Nasdaq:DLPX) today reported sales of $12.1 million for its fourth fiscal quarter ended September 30, 2004, a decrease of 10 percent from $13.5 million for the same period a year ago. The fourth-quarter net loss was $678,000, or $0.11 per share, compared with a net loss of $584,000, or $0.09 per share, for the fourth quarter of fiscal 2003.

For the fiscal year ended September 30, 2004, net sales were $53.6 million, a decrease of 8 percent from the record $58.0 million in fiscal 2003. The company’s net loss was $389,000, or $0.06 per share, in fiscal 2004, compared with a net loss of $1.8 million, or $0.30 per share, in the prior year. A restructuring charge reduced fiscal 2003 by approximately $0.18 per share.

“While we expect to reverse our equipment sales trend in fiscal 2005 on the strength of our newly released CR2000 high-speed digital web press, the capital equipment market for printing equipment remained extremely tight through the fourth quarter of 2004,”said Jay Herman, chairman and chief executive officer. “With equipment sales at their lowest level in more than a decade, our service-related revenues decreased 6 percent in the fourth quarter, reflecting a fall-off of legacy business that was only partially offset by revenues generated through new equipment installations.”

The CR2000—the world’s fastest roll-fed digital press—became available commercially just at the close of the fourth quarter and is expected to be an important contributor to Delphax revenues in fiscal 2005.

“Delphax is a relatively new entry in mainstream commercial printing markets, having previously built its reputation on the digital check printing market,” Herman said. “We have therefore taken on significant marketing and brand-building challenges. This is a slow and relatively costly process, and we are making progress. We believe that the CR2000 gives us a clear competitive edge in speed, versatility and performance that we are now able to bring to the market. Our plan is to focus marketing the CR2000 on emerging print markets such as on-demand publishing, digitally printed direct mail and variable data printing. We are pleased by our initial successes and believe that the business relationships being forged offer significant market leverage going forward.

“We continue to make investments in R&D – currently at the expense of profitability – working toward adding additional product capability and performance attributes which will expand our addressable market. While this creates some short-term challenges, we believe doing so will best position Delphax for long-term growth and success.”

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Delphax Technologies Inc. will discuss its fourth quarter results in a conference call for investors and analysts today, Thursday, December 16, 2004, at 3:30 p.m. Central Time. To participate in the conference call, please call 1-800-366-3908 shortly before 3:30 p.m. Central Time and ask for the DELPHAX conference call. To listen to a taped replay of the conference, call 1-800-405-2236 and enter the pass code 11018248#. The replay will be available beginning at 5:30 p.m. December 16, 2004 and will remain active through January 5, 2005.

About Delphax Technologies Inc.
Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile, providing unparalleled capabilities in handling a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently over 4,000 installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

INVESTOR CONTACTS:
Jeff Mathiesen Chief Financial Officer Delphax Technologies Inc. (952) 939-9000	Tom Langenfeld (for Delphax Technologies Inc.) (612) 344-1038

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share data)
(Unaudited)
	Three Months Ended		Year Ended
	September 30		September 30

	2004	2003	2004	2003

Sales:
Maintenance, spares and supplies	$11,531	$12,219	$47,932	$48,856
Printing equipment	593	1,250	5,690	9,123

NET SALES	12,124	13,469	53,622	57,979
Cost of sales	5,638	6,574	23,744	27,821

GROSS MARGIN	6,486	6,895	29,878	30,158
Operating expenses:
Selling, general and administrative	5,657	6,021	24,252	24,859
Research and development	1,279	1,155	4,970	4,694
Restructuring costs	—	(83)	—	1,102

	6,936	7,093	29,222	30,655

OPERATING (LOSS) INCOME	(450)	(198)	656	(497)
Net interest expense	261	174	884	756
Foreign currency exchange loss (gain)	122	(88)	146	282

LOSS BEFORE TAXES	(833)	(284)	(374)	(1,535)
Income tax (benefit) expense	(155)	300	15	300

NET LOSS	$(678)	$(584)	$(389)	$(1,835)

Basic and diluted loss per common share	$(0.11)	$(0.09)	$(0.06)	$(0.30)
Weighted average number of shares
outstanding during the period,
basic and diluted	6,271	6,214	6,238	6,189

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DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)
	September 30,	September 30,
	2004	2003

ASSETS

Cash, cash equivalents
and short-term investments	$1,314	$2,712
Accounts receivable — net	7,897	11,038
Inventories	21,710	17,858
Other current assets	2,389	1,389
Total current assets	33,310	32,997
Long-term assets	—	614
Fixed assets — net	2,368	3,461

Total Assets	$35,678	$37,072

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$9,975	$7,704
Current portion of debt	1,265	13,900
Total current liabilities	11,240	21,604
Long-term portion of debt	7,738	—
Other long-term liabilities	179	648
Total liabilities	19,157	22,252
Shareholders’ equity	16,521	14,820

Total Liabilities and Shareholders’ Equity	$35,678	$37,072

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